STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT (“Agreement”) is effective as of the 2nd day of June, 2016 (the “Effective Date”), by and between Joseph Arcaro (“Seller”), an individual with a notice address of 22837 Pacific Coast Highway, Suite 632, Malibu, CA 90265, and AmericaTowne, Inc. a Delaware corporation, or its designee or assign, with a notice address at 4700 Homewood Court, Suite 100, Raleigh, North Carolina 27609 (“Buyer”).

WHEREAS, Seller owns ONE HUNDRED MILLION (100,000,000) restricted shares of common stock (the "Shares") of Global Recycle Energy, Inc., (OTC Pink GREI) a Nevada corporation (the "Company"). This Agreement provides for the acquisition of the Shares by Buyer, in a private transaction whereby Buyer intends on holding the shares acquired in its account for its own benefit and not with the intent of public resale or distribution, for a total purchase price of ONE HUNDRED SEVENTY FIVE THOUSAND U.S. Dollars ($175,000.00) (the “Purchase Price”) on the terms and conditions set forth below.

WHEREAS, Seller and Buyer have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the their best interests, respectively.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

Section 1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined in paragraph 1.2 below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer or Buyer’s assignee, and Buyer agrees to purchase from Seller, the Shares. The Shares and the Purchase Price, as defined below, are to be transferred and paid, respectively, through the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, which is incorporated herein by reference.

Section 1.2 Closing. The purchase of the Shares shall be consummated at a closing ("Closing") to take place on or before June 6, 2016, unless otherwise agreed upon by the parties in a writing signed by the parties (the "Closing Date"). The Purchase Price for the Shares shall be paid on or before the Closing Date, by Buyer to Seller, through the Escrow Agent, by wire transfer or other form of immediately available good funds against delivery of the Shares, through the Escrow Agent, in transferable form from Seller to Buyer or Buyer’s assignee, provided to facilitate the Closing.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES

As an inducement to and to obtain the reliance of Buyer, Seller individually represents and warrants to Buyer as follows:

    Section 2.1 No Conflict, Authority, Issued Shares. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Seller is a party or to which the Shares are subject. Seller has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement. The Company is authorized to issue up to two hundred fifty million (250,000,000) shares of common stock.

Section 2.2 Title to the Shares; No Pending Litigation. Seller owns of record and beneficially the Shares of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. Other than disclosed by the Seller to the Buyer, there are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares. To Seller’s actual knowledge, there is no pending or threatened complaint, suit, demand or other dispute relating to the Shares or the Company. The Company is validly existing and in good standing under the laws of the State of Nevada, and holds a Nevada State Business license. The Company is in full compliance with the March 27, 2015 order issued by the District Court in Clark County, Nevada (Case No. A-15-712031-B). The Company has no assets and no liabilities beyond those liabilities set forth in Schedule A, which the Seller shall direct the Escrow Agent to pay off at Closing.

Section 2.3 Brokers and Finders. The Seller represents and warrants that he/she/it has made no agreements involving any fees of any type that relate to this Agreement that would involve the Buyer, including but not limited to broker’s fee, finder’s fees or any similar compensation arrangement.

Section 2.4 Continued Operation of Business in Usual Course. The Seller agrees to exercise his controlling shares in the Company to operate the business of the Company in the usual course; however, the Seller agrees not to incur any additional liabilities between the Effective Date and Closing, and agrees not to issue any securities of the Company without the written consent of the Buyer.

As an inducement to and to obtain the reliance of Seller, Buyer individually represents and warrants to Seller as follows:

Section 2.5 No Conflict, Authority. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Buyer is a party. Buyer has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

Section 2.6 Restricted Shares. Buyer acknowledges that the Shares purchased have not been registered under the Securities Act or any state securities laws, will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Act which relate to private offerings, will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings and the Buyer must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Act and applicable state securities laws or is exempt therefrom. Buyer acknowledges that the shares shall bear restrictive legends. Buyer further represents that the Shares are being purchased for its own account, pursuant to consents and resolutions of its Board of Directors, without the intent to resell to the public absent an exemption to registration or registration of the Shares.

Section 2.7 Buyer’s Sophistication. Buyer (i) acknowledges that the purchase of Shares involves a high degree of risk in that the Company has limited business operations and may require substantial funds; (ii) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares; (iii) has such knowledge and experience in finance, securities, investments, including investment in non-listed and non registered securities, and other business matters so as to be able to protect its interests in connection with this transaction; (iv) that the sale of the Shares to Buyer is not registered with the U.S. Securities and Exchange Commission or with the securities administrator of any state; (v) that the Shares are being sold pursuant to an exemption from such registration requirements; and (vi) the Shares are “restricted securities” that will bear a restrictive legend prohibiting their further transfer without registration or any exemption therefrom.

Section 2.7 Due Diligence Materials Provided. Buyer acknowledges that Seller has provided Buyer provided Buyer with true and accurate copies of all corporate books and records relating to the Company in Seller’s possession or control. Buyer acknowledges that Seller has only recently become the controlling shareholder of the Company and has obtained control of the Company through court process which, by its nature, provides Seller with only very limited information regarding the Company, its history, its financial condition and any potential debts, obligations, liabilities or other claims. Buyer understands that there may be significant obligations, claims or other obligations against the Company of which the Seller is unaware that would make the Company unsuitable for the business operations therein contemplated by Buyer, and Buyer expressly assumes such risk.

ARTICLE III

 EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1 Seller’s Delivery. On the Closing Date, the Seller shall deliver the following to Buyer, conditioned upon (i) all of Buyer’s representations and warranties set forth in Section 2, above, shall be true and correct as of the Closing, and (ii) Buyer’s performance of its delivery obligations in section 3.2, below:

(a) The Shares together with a stock power or other instruction required for the transfer of the Shares to Buyer. An indemnification will be used and is approved by Pacific Stock Transfer in lieu of medallion.If necessary, after the Closing, the Seller shall also execute such other certificates or other documents reasonably necessary to transfer the Shares to Buyer.

(b) An updated list of shareholders as of Closing.

(c) Written consent from the Company’s board of directors or shareholders, consistent with the Company’s Bylaws and Articles of Incorporation approving this Agreement and the transaction contemplated hereunder, and appointing Buyer’s designee(s) to the board of directors, effective upon Closing.

(d) Written resignation from all members of the Company’s board of directors excepting only Buyer’s designee, effective upon Closing.

(e) A written resignation from all officers of the Company, effective upon Closing.

(f) Final payoff letters from those vendors identified on Schedule A.

(g) Any required notifications provided to FINRA, SEC or OTC Markets Group.

(h) Executed Indemnification and Hold Harmless Agreement related to the Oil Lease.

(i) Assignment between the Company and Arcaro regarding the transfer of the Oil Lease.

Section 3.2 Buyer’s Delivery. On the Closing Date, Buyer shall deliver the following to Seller, conditioned upon (i) all of Seller’s representations and warranties set forth in Section 2, above, shall be true and correct as of the Closing, and (ii) Seller’s performance of its delivery obligations in section 3.1, above:

(a) Purchase Price in good funds totaling $175,000 through the Escrow Agent.

(b) A consent/resolution from the Buyer’s Board of Directors appointing nominees to serve on the Board of Directors of the Company effective immediately upon Closing, and appointment of officers pursuant to the Company’s Bylaws. The consent/resolution will also include (i) approval and ratification of the Buyer’s obligations under this Agreement, (ii) mailing address for each director and officer appointed by Buyer, (iii) identification of the Company’s new registered agent, and (iv) any other corporate matters associated with the Company’s ongoing business.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notification of Pink OTC Markets, Inc. and Nevada Secretary of State. Buyer shall, not later than forty-eight (48) hours following the Closing, take the following actions:

(a) Notify OTC Markets Group, both via certified letter and by access to the website section of www.otcmarkets.com established for this purpose, of the new address and registered agent for the Company, the new director(s) and officers of the Company, including its President. Buyer shall be responsible for any and all costs associated with this notification.

(b) Notify the Nevada Secretary of State, by filing an amended annual list of officers and directors and by amending its articles of incorporation in changing its resident agent notification, of the new address and resident agent for the Company, the new director(s) of the Company and the new officers of the Company, including its President. Buyer shall promptly pay any fees associated with these filings.

(c) Confirm to Seller in writing via certified letter to Seller, and by providing copies of the notices and filings provided to OTC Markets Group and the Nevada Secretary of State that Buyer has performed its obligations pursuant to sections 4.1(a) and (b), above. Should Buyer fail to perform according to this Section 4.1, Buyer expressly authorizes Seller to provide the notices and filings contemplated by this Section 4.1, and Buyer agrees to promptly reimburse Seller for all expenses related thereto, including filing fees and attorney’s fees actually incurred.

Section 4.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed to the addresses set forth in this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

Section 4.3 Attorneys' Fees. Except as expressly provided herein, each party will be responsible for their own attorney’s fees.

Section 4.4 Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. Notwithstanding, Seller authorizes Buyer to disclose any confidential information related to the Company and this Agreement to the extent necessary in Buyer’s disclosure requirements as a reporting company under the rules promulgated by the United States Securities and Exchange Commission, and in the event Buyer elects to exercise its controlling interest in the Company after the Closing to become subject to the reporting requirements for public companies.

Section 4.5 Third Party Beneficiaries. This contract is between Seller and Buyer. No other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 4.6 Entire Agreement. This Agreement, and the Escrow Agreement, represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 4.7 Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated within the applicable statute of limitations.

Section 4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 4.9 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 4.10 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 4.11 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 4.12 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 4.13 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 4.14 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 4.15 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 4.16 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete sale contemplated by this Agreement. The parties hereto agree to cooperate and use their respective reasonable best efforts to consummate the transactions contemplated by this Agreement.

Section 4.17 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the state of Nevada applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws. Any dispute arising out of this Agreement shall be resolved in the state or federal courts sited in Clark County, Nevada, to the exclusion of all other venues. The prevailing party in any such action shall be entitled to an award of costs and its reasonable attorneys’ fees.

Section 4.18 Conflict Disclosure and Waiver. The Seller acknowledges that the law firm of Paesano Akkashian Apkarian, P.C. (the “Firm”) represents the interests of the Buyer in this transaction. The Seller has not sought, or been given, legal advice from the Firm. The Seller has been advised of the conflict of interest in the Firm serving as counsel for the Buyer and as Escrow Agent under the Escrow Agreement, as more thoroughly set forth in the Escrow Agreement, and has knowingly and willingly waived any conflict of interest after having sufficient opportunity to evaluate the conflict.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Seller /s/Joseph Arcaro	Buyer /s/Alton Perkins Alton Perkins CEO, Chairman of the Board AmericaTowne, Inc.
Joseph Arcaro President Global Recycle Energy, Inc.
Address of Seller for Notices: Joseph Arcaro 22837 Pacific Coast Highway Suite 632 Malibu, CA 90265

Address of Buyer for Notices:

Alton Perkins

4700 Homewood Court

Suite 100

Raleigh, North Carolina 27609

Copy to:

Paesano Akkashian Apkarian, P.C.

c/o Anthony R. Paesano

7457 Franklin Road

Suite 200

Bloomfield Hills, MI 48301

Schedule A

Liabilities to be Paid at Closing